Exhibit 23.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-8 of Masonglory Limited, of our report dated July 30, 2025, relating to the consolidated financial statements appearing in the Annual Report on this Form 20-F of Masonglory Limited for the years ended March 31, 2025 and 2024.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Form S-8.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia
December 10, 2025